Ministry of Consumer and Commercial Relations
Ontario

Ministère de la Consommation et du Commerce

CERTIFICATE
This is to certify that these articles are effective on

CERTIFICAT
Ceci certifie que les présents statuts entrent en vigueur le

MARCH 31 MARS, 1998

Director / Directeur
Business Corporations Act / Loi sur les sociétés par actions

Ontario Corporation Number
Numéro de la société en Ontario

1288339

Trans Code	Line No	Stat	Comp Type	Method Incorp
A	0	0	A	3

Share	Notice Req'd	Jurisdiction
S	N	ONTARIO

ARTICLES OF INCORPORATION
STATUTS CONSTITUTIFS

Form 1
Business Corporations Act

Formule 1
Loi sur les sociétés par actions

1. The name of the corporation is: / Dénomination sociale de la société :

DGS CAPITAL CORP.

2. The address of the registered office is: / Adresse du siège social :

180 Attwell Drive, Suite 400
(Street & Number or R.R. Number & if Multi-Office Building give Room No.)
(Rue et numéro ou numéro de la R.R. et, s'il s'agit d'un édifice à bureaux, numéro du bureau)

Etobicoke, Ontario — M9W 6A9
(Name of Municipality or Post Office) (Nom de la municipalité ou du bureau de poste) — (Postal Code) (Code postal)

City of Etobicoke in the / dans le/la Municipality of Metropolitan Toronto
(Name of Municipality, Geographic Township) (Nom de la municipalité, du canton géographique) — (County, District, Regional Municipality) (Comté, district, municipalité régionale)

3. Number (or minimum and maximum number) of directors is: / Nombre (ou nombres minimal et maximal) d'administrateurs :

Minimum of One (1) director
Maximum of ten (10) directors

4. The first director(s) is/are: / Premier(s) administrateur(s) :

First name, initials and surname / Prénom, initiales et nom de famille	Residence address, giving Street & No. or R.R. No., Municipality and Postal Code / Adresse personnelle, y compris la rue et le numéro, le numéro de la R.R. ou le nom de la municipalité et le code postal	Resident Canadian State Yes or No / Résident canadien Oui/Non
Carl Ritter	27 Summitcrest Drive Etobicoke, Ontario M9P 1H1	Yes

Form 1 Business Corporations Act

Formule 1 Loi sur les sociétés par actions

5. Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise.

Limites, s'il y a lieu, imposées aux activités commerciales ou aux pouvoirs de la société :

There are no such restrictions on the business the Corporation may carry on or on the powers the Corporation may exercise.

6. The classes and any maximum number of shares that the corporation is authorized to issue.

Catégories et nombre maximal, s'il y a lieu, d'actions que la société est autorisée à émettre :

I. An unlimited number of Common Shares without par value;and,

II. An unlimited number of Preference Shares without par value.

8. Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series:

Droits, privilèges, restrictions et conditions, s'il y a lieu, rattachés à chaque catégorie d'actions et pouvoirs des administrateurs relatifs à chaque catégorie d'actions qui peut être émise en série:

Preferred Shares

Preferred Shares Issuable in Series

The Preferred shares may at any time and from time to time be issued in one or more series, each series to consist of such number of shares as may before the issue thereof be fixed by the directors of the Corporation. The directors of the Corporation may, before issuance and subject as hereinafter provided, determine the designation of and the rights, privileges, restrictions and conditions attaching to the Preferred shares of each series including, without limiting the generality of the foregoing:

(a) the rate, amount or method of calculation of any dividends, whether cumulative, non-cumulative or partially cumulative, and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof and the date or dates from which any such dividends shall accrue and any preference of such dividends;

(b) any right of redemption and/or purchase and the redemption or purchase prices and terms and conditions of any such right;

(c) any right of retraction vested in the holders of Preferred shares of such series, the prices, terms and conditions of any such rights, and whether any other rights of retraction may be vested in such holders in the future;

(d) any voting rights;

(e) any conversion rights;

(f) any rights to receive the remaining property of the Corporation upon dissolution, liquidation or winding-up and the amount and preference of such rights;

(g) any sinking fund or purchase fund; and

(h) any other provisions attaching to any such series of the Preferred shares;

the whole subject to the issue by the Director appointed under the *Business Corporations Act (Ontario)* of a certificate of amendment in respect of articles of amendment in prescribed form to designate such series of Preferred shares.

Common Shares

Dividends
The holders of the Common shares, after the payment of any dividends payable to the holders of the Preferred shares, shall be entitled to receive and the Corporation shall pay thereon if, as and when declared by the board of directors of the Corporation, out of the monies of the Corporation properly applicable to the payment of dividends in any financial year, such dividend in any financial year as the board of directors may by resolution determine.

Participation in Assets on Dissolution
In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common shares shall be entitled to receive, subject to the prior rights of the holders of the Preferred shares, all of the remaining property and assets of the Corporation.

Purchase of Common Shares
The Corporation may at any time or times purchase or otherwise acquire all or any part of the issued Common shares.

Voting Rights
The holder of a Common share shall be entitled to 1 vote for each Common share held, at any meeting of shareholders of the Corporation other than meetings of the holders of another class of shares.

Form 1
Business
Corporations
Act

rmule 1
Loi sur les
sociétés par
actions

8. The issue, transfer or ownership of shares ~~is~~ is not restricted and the restrictions (if any) are as follows:

L'émission, le transfert ou la propriété d'actions ~~est~~ n'est pas restreinte. Les restrictions, s'il y a lieu, sont les suivantes :

None.

Form 1
Business
Corporations
Act

...rmule 1
Loi sur les
sociétés par
actions

9. Other provisions, if any, are:

Autres dispositions, s'il y a lieu :

None.

Form 1
Business
Corporations
Act
Formule 1
Loi sur les
sociétés par
actions

10. The names and addresses of the incorporators are: Nom et adresse des fondateurs :

First name, initials and surname or corporate name Prénom, initiales et nom de famille ou dénomination sociale	Full residence address or address of registered office or of principal place of business giving Street & No. or R.R. No., Municipality and Postal Code Adresse personnelle au complet, adresse du siège social ou adresse de l'établissement principal, y compris la rue et le numéro ou le numéro de la R.R., le nom de la municipalité et le code postal
Carl Ritter	27 Summitcrest Drive Etobicoke, Ontario M9P 1H1

These articles are signed in duplicate. Les présents statuts sont signés en double exemplaire.

(Signatures of Incorporators)
(Signature des fondateurs)

Carl Ritter